UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2006

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 17, 2006, Kforce Inc. (“Kforce”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Kforce, Trevose Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Kforce (“Merger Sub”), PCCI Holdings, Inc., a Delaware corporation (“PCCI”), H.I.G. Pinkerton, Inc., a Cayman company, in its capacity as Representative, William D. Pinkerton and Richard J. Quigley.

PCCI is a privately held company based in Trevose, Pennsylvania that, through its wholly-owned subsidiaries (primarily Pinkerton Computer Consultants, Inc.), has produced revenue of approximately $95 million in technology staffing and the Federal government IT services sector over the last 12 months. Approximately 35% of that revenue was generated in the government sector.

Merger Agreement

Under the terms of the Merger Agreement, Kforce will acquire all of the outstanding stock of PCCI for approximately $60,000,000 (the “Purchase Price) payable in cash at closing, subject to certain adjustments as provided for in the Merger Agreement. On the closing date, Kforce will place into escrow $6,000,000 of the total Purchase Price to secure PCCI’s indemnification obligations, and to satisfy certain adjustments to the Purchase Price. The Merger Agreement provides that, upon the terms and conditions set forth therein, the Merger Sub will merge with and into PCCI, with PCCI continuing as the surviving entity as a wholly-owned subsidiary of Kforce (the “Merger”). The transaction is expected to close in the first quarter of 2006.

Kforce, Merger Sub and PCCI have made certain customary representations, warranties and covenants in the Merger Agreement. Consummation of the Merger is subject to certain conditions, including: (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party or parties; (ii) material compliance of the other party or parties with its covenants; (iii) the absence of any proceedings challenging the transaction; (iv) the execution of the Escrow and Exchange Agreement and the Secondary Escrow Agreement; and (v) the receipt of necessary consents and the execution and delivery of certain ancillary documents. The Merger Agreement also contains termination rights for both Kforce and PCCI.

General

The foregoing summary of the Merger and the Merger Agreement, and the transactions contemplated thereby, is not complete and is qualified in its entirety by reference to the full text of the agreement, which will be filed by amendment to this report. In the event of any conflict between the foregoing summary and the full text of the Merger Agreement, the text of the Merger Agreement shall control.

Item 8.01. Other Events.

On January 18, 2006, Kforce issued a press release announcing the execution of the Merger Agreement. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated January 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

January 18, 2006	By:	/s/ Joseph J. Liberatore
Joseph J. Liberatore Chief Financial Officer